EXHIBIT 99.1

Contact:
Adam Friedman
Principal
Adam Friedman Associates LLC
Phone: 212-981-2529 Ext. 18

Analysts International Reports Results for 2006

MINNEAPOLIS — February 27, 2007— Analysts International (NASDAQ: ANLY) today reported the results for its fourth quarter ended December 30, 2006. Revenues totaled $86.8 million for the quarter, compared to $85.9 million for the comparable quarter a year ago. For the quarter, the Company reported a net loss of $(534,000), or $(.02) per diluted share, compared to net income of $1.0 million or $.04 per diluted share for the fourth quarter of 2005.

For the twelve months ended December 30, 2006, the Company reported revenues of $347.0 million compared to $322.3 million in fiscal year 2005. The net loss for the year was $(1.1) million, or $(.04) per diluted share, compared to a net loss of $(17.7) million in 2005, or $(.72) per diluted share. The twelve months ended December 31, 2005 includes merger-related costs and other special charges totaling $14.9 million or $(.61) per diluted share. Excluding these charges, the Company lost $(2.8) million or $(.11) per diluted share for the year ended December 31, 2005.

Analysts will host a conference call today at 9:30 a.m. CT to discuss these results in detail and answer questions participants may have. Interested parties may access the call by dialing 1-800-418-7236 or 1-973-935-8757 for international participants a few minutes before the scheduled start and ask for the Analysts International conference call moderated by Company President and CEO, Mike LaVelle. The call may also be accessed via the internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 11:30 a.m. CT February 27, 2007 until 10:59 p.m. CT on March 6, 2007, by calling 1-877-519-4471 and using access code 8386150. The Company will also file an 8-K with the Securities and Exchange Commission that will provide a full transcript of the prepared remarks delivered on the call.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.

(Financials follow)

Analysts International Corporation
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands except per share amounts)	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Professional Services Revenue:
Provided directly	$64,520	$65,762	$261,489	$263,121
Provided through subsuppliers	14,708	11,556	54,902	34,431
Product sales	7,532	8,532	30,596	24,746
Total revenue	86,760	85,850	346,987	322,298

Expenses:
Salaries, contracted services and direct charges	65,176	62,880	260,619	240,100
Cost of product sales	6,947	7,819	27,149	22,550
Selling, administrative and other operating costs	14,746	13,657	58,847	61,053
Amortization of intangible assets	267	253	1,053	982
Restructuring and other severance related costs	3	10	(51)	3,914
Loss on asset disposal	--	8	--	1,825
Goodwill impairment	--	--	--	7,050
Merger related expenses	--	16	(327)	2,129

Operating (loss) income	(379)	1,207	(303)	(17,305)
Non-operating income	5	24	20	50
Interest expense	150	215	736	394

(Loss) income before income taxes	(524)	1,016	(1,019)	(17,649)
Income tax expense	10	50	41	50
Net (loss) gain	$(534)	$966	$(1,060)	$(17,699)

Per common share:
Basic (loss) gain	$(.02)	$.04	$(.04)	$(.72)
Diluted (loss) gain	$(.02)	$.04	$(.04)	$(.72)

Average common shares outstanding	24,688	24,597	24,645	24,495
Average common and common equivalent shares outstanding	24,688	24,826	24,645	24,495

Analysts International Corporation
Consolidated Balance Sheets

(in thousands)	December 30, 2006 (unaudited)	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$179	$64
Accounts receivable, less allowance for doubtful accounts	64,196	66,968
Other current assets	2,484	2,383
Total current assets	66,859	69,415

Property and equipment, net	2,925	4,056
Other assets	26,447	28,533
Total assets	$96,231	$102,004

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$24,411	$24,581
Salaries and vacations	7,416	8,260
Line of credit	2,661	5,000
Deferred revenue	1,267	1,645
Restructuring accrual, current portion	385	971
Self-insured health care reserves and other amounts	1,670	2,242
Deferred compensation	208	534
Total current liabilities	38,018	43,233

Non-current liabilities:
Deferred compensation	2,319	1,878
Restructuring accrual	160	581

Shareholders’ equity	55,734	56,312
	$96,231	$102,004

Analysts International Corporation
Reconciliation of non-GAAP Financial Measures
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Net (loss) income as reported	$(534)	$966	$(1,060)	$(17,699)

Plus:
Merger related costs	--	16	(327)	2,129
Restructuring and severance related costs	3	10	(51)	3,914
Asset write-off	--	8	--	1,825
Goodwill impairment	--	--	--	7,050

Total special charges	3	34	(378)	14,918

(Loss) income before special charges	(531)	1,000	(1,438)	(2,781)

Depreciation	602	679	2,411	2,763
Amortization	267	253	1,053	982
Net interest expense (income)	145	191	716	344
Income tax expense	10	50	41	50

Adjusted EBITDA*	$493	$2,173	$2,783	$1,358

*To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) which is adjusted from results based on GAAP to exclude certain items. We have excluded the special costs associated with our attempted merger with Computer Horizons, our restructuring and severance-related costs, asset write-off, and goodwill impairment to provide a meaningful comparison between current results and prior reported results. This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

# # #